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EXHIBIT 5


JAMES R. LEONE, P.A. (LETTERHEAD)           February 2, 1998

Mobile Area Networks, Inc.
1275 Lake Heathrow Lane, Suite 115
Heathrow, Florida 32746

RE:      Mobile Area Networks, Inc.
         Registration Statement on Form SB-2,  No.  333-18439

Gentlemen:

My Activities As Legal Counsel For The Company

         I have acted as legal counsel to Mobile Area Networks, Inc.(the "Company"). I have provided legal services in connection with the Company's proposed distribution of 5,000,000 shares of the Company's no par value Common Stock (the "Common Stock"). The Common Stock is more particularly described in the Prospectus in the Registration Statement (No. 333-18439) on Form SB-2 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended. In such capacity, I have examined the corporate records of the Company, including its Articles of Incorporation, Bylaws, and Minutes of Meetings and Consents of its Directors. I also have examined and participated in the preparation of the Registration Statement.

My Opinion Relating To The Securities Offering

         Based upon the foregoing investigations and examinations, I am of the opinion that:

1. Valid Corporation. The Company is duly incorporated and existing under the laws of Florida.

2. Authorized Stock. The Company has authorized 50,000,000 shares of Common Stock, no par value.

3. Validity and Nonassessibility of Stock Being Sold. The Common Stock being sold upon receipt of the consideration therefore (there being no par value) and satisfaction of any other specified conditions (including compliance with federal and state securities laws), when issued, will be duly authorized and issued, fully paid and nonassessable.


                                             Very truly yours,

                                             /s/ James R. Leone
                                             -------------------
                                             James R. Leone